RUSSELL CORPORATION
News Release


For Immediate Release                  Contact:     Thomas Johnson (Financial)
                                                    (678) 742-8181 or
                                                    Nancy Young (Media)
                                                    (678) 742-8118



          Russell Corporation Announces a New Financial Structure

ATLANTA, GA (April 1, 2002) - Russell Corporation (NYSE: RML) announced today the details of a new comprehensive financial structure for the Company. Highlights of the pending financial structure include:

     o Russell has selected an Administrative Agent and Lead Arranger to underwrite and syndicate $375 million in Senior Secured Credit Facilities (the "Facilities"). The proposed Facilities will include a five year $325 million Senior Secured Revolving Credit Facility and a five year $50 million Senior Secured Term Loan.

     o Russell is also pursuing at least $200 million Senior Unsecured Notes offering (the "Senior Notes"), subject to market and other conditions.

     o Russell intends to use the net proceeds of the Senior Notes offering together with the initial borrowings under its proposed new credit facility to repay the outstanding balances, fees and expenses under its existing revolving credit facility and all of its long-term notes. The consummation of the proposed offering of the Senior Notes and the entering into the new credit facility are conditioned on each other. The additional availability under the proposed credit facility will be used for working capital and general corporate purposes.

The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Russell Corporation is a leading branded apparel company marketing activewear, casualwear and athletic uniforms under widely-recognized brands, including: Russell Athletic(R), JERZEES(R), Mossy Oak(R), Cross Creek(R), and Discus(R). The Company's common stock is listed on the New York Stock Exchange under the symbol RML and its website address is www.russellcorp.com.

This Press Release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "estimate", "expect", "continue", "could", "may", "plan", "project", "predict", "will" and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: economic and market conditions; the Company's ability to satisfy the conditions required by its lenders to enter into the new credit facility; prevailing interest rates; the valuations of the assets securing the new credit facility; factors affecting the market for the Senior Unsecured Notes and other risk factors listed in the Company's reports filed with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. The Company's actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.


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